Exhibit 10.1
[SECOND AMENDED AND RESTATED] CHANGE-OF-CONTROL EMPLOYMENT
AGREEMENT
     AGREEMENT, effective as of the [   ] day of [   ], 20[   ], by and between Smith International, Inc., a Delaware Corporation (the “Company”) and [            ] (the “Executive”).
     [WHEREAS, the Executive and the Company are parties to that certain [amended and restated] change-of-control employment agreement dated [      ] (the “Previous Agreement”); and
     WHEREAS, the Executive and the Company desire to amend and restate the Previous Agreement; and]
     WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.
     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
     1. Certain Definitions. (a) The “Effective Date”, shall mean the first date during the Change of Control Period (as defined in Section l (b)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated by the Company within the 12 months prior to the date on which the Change of Control occurs, which Change of Control is a “change in control event” within the meaning of Section 409A of the Code, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect such Change of Control or (ii) otherwise arose in connection with or anticipation of such Change of Control (such a termination of employment, an “Anticipatory Termination”), then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment. Notwithstanding the foregoing, the Executive and the Company acknowledge that, except as may otherwise be provided under this Agreement or any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will.”

     (b) The “Change of Control Period” shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.
     2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:
     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a "Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or
     (b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
     (c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60 % of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent securities), as the case may be, of the corporation resulting from such Business

Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities (or, for a non-corporate entity, equivalent securities) of such entity except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
     (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
     3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of such date (the “Employment Period”).
     4. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.
     (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto)

subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
     (b) Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to 12 times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
     (ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash (i) under the Company’s annual incentive plan based upon meeting the targets in the Annual Incentive Plan, provided that the Executive’s target bonus percentage shall be at least equal to the Executive’s target bonus percentage for the fiscal year prior to the Effective Date or equal to an increase in the target bonus percentage given to any similarly situated executive after the Effective Date, or, if higher, (ii) under any annual incentive plan or discretionary award by the Company to similarly situated executives which is enacted or approved after the Effective Date. Each such Annual Bonus shall be paid no later than two and a half months after the end of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     (iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, it any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.
     (iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s-family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the

Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.
     (v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
     (vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
     (vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
     (viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
     5. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
     (b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:
     (i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or
     (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.
     For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board or, if the Company is not the ultimate parent of a group of affiliated companies and is not publicly-traded, the board of directors or equivalent governing body of the ultimate parent of the Company (the “Applicable Board”), [(B) the instructions of the Chief Executive Officer or a senior officer of the Company]1 or (C) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.
     (c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

[1]	For all but CEO.

     (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities (including as a result of the Company’s ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
     (ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
     (iii) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof or to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;
     (iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or
     (v) any failure by the Company to comply with and satisfy Section 10(c) of this Agreement.
     For purposes of this Section 5(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the 30-day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement. The Executive’s mental or physical incapacity following the occurrence of any of the circumstances described in clauses (i) through (v) shall not affect the Executive’s ability to terminate employment for Good Reason and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the Executive’s estate’s entitlement to severance payments and benefits provided hereunder upon a termination of employment for Good Reason. Notwithstanding anything herein to the contrary, the Executive’s resignation under this Agreement with or without Good Reason shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s retirement or to be eligible to receive benefits under any retirement or pension plan of the Company and its affiliates.
     (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination” means a written notice which indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date

(which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
     (e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, unless mutually agreed in writing by the Company and the Executive, in no event shall the Date of Termination occur until the Executive experiences, and the Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 5 constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”
     6. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:
     (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:
     A. the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the higher of (I) the highest Annual Bonus paid to the Executive for the last three full fiscal years prior to the Effective Date and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the “Pro-Rata Bonus”) and (3) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (3) shall be hereinafter referred to as the “Accrued Obligations”); provided, that notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary Bonus described in clause (1) above, then for all purposes of this Section 6 (including, without limitation, Sections 6(b) through 6(d)), such deferral election, and the terms of the applicable plan, agreement, or other arrangement shall apply to the same portion of the amount described in such clause (1), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below); and
     B. the amount equal to the product of (1) the Termination Multiple (as defined below) and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus; and
     C. an amount equal to the excess of (a) the actuarial equivalent of the benefit under any excess or supplemental retirement plan in which the Executive participates (the “SERP”) which the Executive would receive if the Executive’s employment continued for a number of years after the Date of Termination equal to the Termination Multiple, assuming for this purpose that all accrued benefits are fully vested, and, assuming that the Executive’s compensation in each of such years is that required by Section 4(b)(i) and Section 4(b)(ii), over (b) the actuarial equivalent of the Executive’s actual benefit (paid or payable), if any, under the SERP as of the Date of Termination (the “Additional SERP Payment”);
     (ii) for a number of years after the Executive’s Date of Termination equal to the Termination Multiple, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy (the “Benefits Continuation Period”), the Company shall continue health care and life insurance benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families; provided, however, that, the health care benefits provided during the Benefit Continuation Period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes and, if the Company reasonably determines that providing continued coverage under one or more of its health care benefit plans contemplated herein could be taxable to the Executive, the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until a number of years after the Date of Termination equal to the Termination Multiple and to have retired on the last day of such period and the Company shall take such actions as are necessary to cause the Executive to commence in the applicable retiree benefit plans as of the applicable benefit commencement date;

     (iii) the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion; provided, that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Date of Termination; and
     (iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
Notwithstanding the foregoing provisions of Section 6(a)(i), and except as otherwise provided in Section 11(h) with respect to an Anticipatory Termination, in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and that would otherwise be payable under this Section 6(a)(i) during the six-month period immediately following the Date of Termination (other than the Accrued Obligations) shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), or provided on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code (the “Delayed Payment Date”).
For purposes of this Section 6, “Termination Multiple” shall mean (x) three, if the Date of Termination occurs on or prior to the first anniversary of the Effective Date, (y) two, if the Date of Termination occurs after the first anniversary of the Effective Date and on or prior to the second anniversary of the Effective Date and (z) one, if the Date of Termination occurs after the second anniversary of the Effective Date and on or prior to the third anniversary of the Effective Date.
     (b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations, payment of the Pro-Rata Bonus and the timely payment or provision of Other Benefits. Accrued Obligations (subject to the proviso set forth in Section 6(a)(i)(A) to the extent applicable) and the Pro-Rata Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more-favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.
     (c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations (subject to the proviso set forth in Section 6(a)(i)(A) to the extent applicable) and the Pro-Rata Bonus shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination; provided, that in the event that the Executive is a Specified Employee, the Pro-Rata Bonus shall be paid, with Interest, to the Executive on the Delayed Payment Date. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.
     (d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination (subject to the proviso set forth in Section 6(a)(i)(A) to the extent applicable) and (y) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for payment of the Accrued Obligations and the Pro-Rata Bonus and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations (subject to the proviso set forth in Section 6(a)(i)(A) to the extent applicable) and the Pro-Rata Bonus shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination; provided, that in the event that the Executive is a Specified Employee, the Pro-Rata Bonus shall be paid, with Interest, to the Executive on the Delayed Payment Date.
     7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 11(g), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

     8. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive) at any time from the Effective Date of this Agreement through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case Interest. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 8 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the amount of legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.
     9. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
     10. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     11. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
     If to the Executive:
[                    ]
at the address set forth in his personnel file at Smith International, Inc.
     If to the Company:
Smith International, Inc.
1310 Rankin Road
Houston, TX 77073
Fax: (281) 233-5996
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

     (f) The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If the Executive dies following the Date of Termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). Prior to the Effective Date but within the time period permitted by the applicable Treasury Regulations or other applicable guidance, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of accelerated tax, additional tax and/or penalties on the Executive pursuant to Section 409A of the Code.
     (g) Subject to Section 1(a), the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof[;provided, that the terms of the Amended and Restated Employment Agreement by and between the Company and the Executive dated as of December 31, 2008 (the “Employment Agreement”), without giving effect to any amendments entered into thereto prior to the Effective Date shall remain in full force and effect; provided, further, that in the event of a Change of Control or an Anticipatory Termination, the terms of this Agreement shall control, except with respect to any Accrued Obligations (as defined herein)].
     (h) Notwithstanding any provision in this Agreement to the contrary, in the event of an Anticipatory Termination, any payments that are deferred compensation within the meaning of Section 409A of the Code that the Company shall be required to pay pursuant to Section 6(a)(i) of this Agreement shall be paid on the date of such Change of Control and any payments or benefits that are not deferred compensation within the meaning of Section 409A of the Code that the Company shall be required to pay or provide pursuant to Section 6(a) of this Agreement shall be paid or shall commence being provided on the date of the Change of Control. Interest with respect to the period, if any, from the date of the Change of Control through the actual date of payment shall be paid on any delayed cash amounts.
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     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

[Executive]
SMITH INTERNATIONAL, INC.
By: